UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2020

PLUS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34375 (Commission File Number)	33-0827593 (IRS Employer Identification No.)

4200 Marathon Blvd., Suite 200, Austin, Texas 78756 (Address of principal executive offices, with zip code)

(737) 255-7194

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	PSTV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

License Agreement with NanoTx, Corp.

On March 29, 2020, Plus Therapeutics, Inc. (the “Company”) and NanoTx, Corp. (“NanoTx”) entered into a Patent and Know-How License Agreement (the “NanoTx License Agreement”), pursuant to which NanoTx granted the Company an irrevocable, perpetual, exclusive, fully paid-up license, with the right to sublicense and to make, develop, commercialize and otherwise exploit certain patents, know-how and technology related to the development of radiolabeled nanoliposomes.

The transaction terms include an upfront payment of $400,000 in cash and $300,000 in the Company’s voting stock (the “Equity Compensation”). Furthermore, the company may pay up to $136.5 million in development and sales milestone payments and a tiered single-digit royalty on U.S. and European sales. The transaction, subject to customary closing conditions, is expected to close in the second quarter of 2020.

The licensed drug portfolio is anchored around nanoliposome-encapsulated radionuclides for several cancer targets. The lead drug asset is a chelated Rhenium NanoLiposome (RNLTM), initially being developed for recurrent glioblastoma.  RNL is infused directly into the brain tumor via precision brain mapping and convection enhanced delivery technology to deliver very high therapeutic doses of radiation to patients whose cancer has recurred following initial surgical resection and treatment with chemotherapy and radiation.

The licensed radiolabeled nanoliposome platform was developed by a multi-institutional consortium based in Texas at the Mays Cancer Center / UT Health San Antonio MD Anderson Cancer Center led by Dr. Andrew Brenner, MD, PhD, who is the Kolitz Chair in Neuro-Oncology Research and Co-Leader of the Experimental and Developmental Therapeutics Program. The technology was previously owned by NanoTx and funded by both the National Institutes of Health/National Cancer Institute (NIH/NCI) and the Cancer Prevention and Research Institute of Texas (CPRIT).  There is an active $3M award from NIH/NCI which will financially support the continued clinical development of RNL for recurrent glioblastoma.

The foregoing description of the NanoTx License Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full text of the NanoTx License Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to the Loan and Security Agreement

On March 29, 2020, the Company entered into a consent and amendment (the “Amendment”), to its existing Loan and Security Agreement, dated May 29, 2015, (as amended, the “Loan Agreement”), with Oxford Finance LLC (“Oxford”), as collateral agent, and the lenders party thereto, including Oxford (the “Lenders”), pursuant to which, among other things, the maturity date of the Loan Agreement was extended to June 1, 2024 and the Company agreed to prepay $5 million of principal of the term loans outstanding under the Loan Agreement, together with accrued and unpaid interest, and associated fees.  After giving effect to this prepayment, there is $4.3 million of principal outstanding under the Loan Agreement.  Pursuant to the Amendment, the Company will continue making interest only payments on the outstanding principal amount of the term loans made under the Loan Agreement until May 1, 2021 or, subject to certain conditions linked to the Company raising additional equity proceeds in excess of agreed amounts, August 1, 2021 or November 1, 2021, whereupon equal monthly payments principal and interest will begin amortizing. An amendment fee of $1,300,000 will be payable in connection with the Amendment at the earlier of the maturity date, acceleration of the loans and the making of certain prepayments.

The foregoing description of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities.

The information contained above under Item 1.01 related to the Equity Consideration is hereby incorporated by reference into this Item 3.02.

The Equity Consideration will be issued by the Company to NanoTx in reliance upon an exemption from the registration requirements of the Act afforded by Rule 506(b) of Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On March 30, 2020, the Company issued a press release announcing the NanoTx License Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit Number	Description
10.1†	Patent and Know-How License Agreement, dated March 29, 2020, between Plus Therapeutics, Inc. and NanoTx, Corp.
10.2†	Ninth Amendment to the Loan and Security Agreement, dated March 29, 2020, between Plus Therapeutics, Inc. and Oxford Finance LLC.
99.1	Press Release Announcing NanoTx License Agreement, dated March 30, 2020.
†	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit in accordance with the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2020

PLUS THERAPEUTICS, INC.

By:	/s/ Marc H. Hedrick, M.D.
Marc H. Hedrick, M.D. President and Chief Executive Office